Exhibit 99.1

Semtech Announces Fiscal Year 2009 Third Quarter Results

  Record revenues of $79.7M
  30% of revenue in Free Cash Flow
  Reynosa fabrication facility operational
  Repurchased 1.5 Million shares during the quarter

CAMARILLO, Calif.--(BUSINESS WIRE)--November 19, 2008--SEMTECH CORPORATION (NASDAQ: SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today reported un-audited financial results for its third quarter of fiscal year 2009 that ended October 26, 2008.

Net revenues for the third quarter of fiscal year 2009 were $79.7 million, up 1 percent from the third quarter of fiscal year 2008 and up 2 percent when compared to the second quarter of fiscal year 2009.

Net income for the third quarter of fiscal year 2009, computed in accordance with U.S. generally accepted accounting principles (GAAP), was $11.5 million or 19 cents per diluted share. GAAP net income was $16.0 million or 24 cents per diluted share in the third quarter of fiscal year 2008 and was $11.7 million or 19 cents per diluted share in the second quarter of fiscal year 2009.

GAAP gross profit margin for the third quarter of fiscal year 2009 was 53.5 percent compared to 54.6 percent in the third quarter of fiscal year 2008 and 54.9 percent in the second quarter of fiscal year 2009.

Non-GAAP net income for the third quarter of fiscal year 2009 was $14.9 million or 24 cents per diluted share. Non-GAAP net income was $19.4 million or 29 cents per diluted share in the third quarter of fiscal year 2008 and was $15.4 million or 25 cents per diluted share in the second quarter of fiscal year 2009.

Non-GAAP gross profit margin for the third quarter of fiscal year 2009 was 54.0 percent. Non-GAAP gross profit margin for the third quarter of fiscal year 2008 was 55.0 percent and 55.4 percent in the second quarter of fiscal year 2009.

Non-GAAP results exclude the impact of stock based compensation, the amortization of acquisition-related intangibles, expenses and a recovery settlement associated with the now settled litigation against an insurer, the gain on sale of an unused parcel of land, certain restructuring expenses, and expenses related to the Company’s now completed investigation into its historical stock option practices and now completed restatement of past financial statements. Non-GAAP results also exclude the impact of ongoing stock option related matters including an inquiry by the SEC, a federal grand jury subpoena, and derivative and class action litigation.

Operating expenses for the third quarter of fiscal year 2009 include approximately $0.6 million related to the informal SEC inquiry, the grand jury subpoena, the derivative and class action litigation, and other matters related to historical stock option practices. In the second quarter of fiscal year 2009 these expenses were approximately $0.4 million.

Semtech had $245.2 million of cash, cash equivalents and marketable securities as of October 26, 2008, which was up from $239.8 million at the end of the second quarter of fiscal year 2009 despite repurchasing approximately $20 million or 1.5 million shares of its common stock under a program previously authorized by the board of directors.

Shipments exceeded new orders for the quarter resulting in a book-to-bill ratio below one. Orders were strongest within the computing and communication markets.

Mohan Maheswaran, Semtech’s President and Chief Executive Officer, commented, “Semtech had record revenues in Q3 resulting in another outstanding quarter. Despite the challenging macro conditions impacting the world wide economy, I believe Semtech is very well positioned to not only weather this current downturn but to emerge as one of the highest performing companies in our sector.”

The results announced today are preliminary, as they are subject to customary quarterly review procedures by the Company’s independent registered public accounting firm. As such, these results are subject to revision until the Company files its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2009.

Fourth Quarter Outlook

Semtech estimates net sales for the fourth quarter, which ends January 25, 2009, will be between $64 million to $72 million. GAAP earnings for the fourth quarter of fiscal year 2009 are expected to be 8 to 14 cents per diluted share.

Non-GAAP earnings for the fourth quarter are expected to be 15 to 20 cents per diluted share. Non-GAAP earnings for the fourth quarter exclude stock-based compensation expense, amortization of intangibles, and certain legal expenses.

About Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements prepared in accordance with GAAP, this release includes a non-GAAP presentation of gross profit, net income and earnings per diluted share. All of these non-GAAP measures exclude stock-based compensation, acquisition related amortization of intangibles, and other items detailed above. These non-GAAP measures are provided to enhance the user's overall understanding of the Company's comparable financial performance between periods. In addition, the Company's management generally excludes such items in managing and evaluating the performance of the business. A further discussion of these non-GAAP financial measures can be found above. Reconciliations of GAAP results for the third quarter and nine months of fiscal years 2009 and 2008 appear with the financial statements later in this release. These additional financial measures should not be considered substitutes for any measures derived in accordance with GAAP and may be inconsistent with similar measures presented by other companies.

Forward-Looking and Cautionary Statements

This report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Important factors that could cause actual results to differ materially include, but are not limited to: the depth and extent of current and continuing world wide economic disruption and uncertainty; and the Company’s ability to achieve anticipated revenues and earnings estimates in light of continuing economic uncertainty. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2008, in the Company’s other filings with the SEC, and in material incorporated therein by reference. Forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

SEMTECH CORPORATION GAAP CONSOLIDATED STATEMENTS OF INCOME (Table in thousands - except per share amount)

	Three Months Ended		Nine Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$79,721	$78,556	$232,125	$206,170
Cost of sales	37,070	35,695	105,888	93,066
Gross profit	42,651	42,861	126,237	113,104

Operating costs and expenses:
Selling, general and administrative	19,358	17,764	56,766	53,888
Product development and engineering	10,127	11,206	31,634	31,792
Acquisition related items	273	276	818	827
(Insurance recovery) litigation legal expenses, net	-	416	-	915
Restructuring charge	-	-	2,310	-

Total operating costs and expenses	29,758	29,662	91,528	87,422

Operating income	12,893	13,199	34,709	25,682

Interest and other income, net	904	3,055	3,884	12,312

Income before taxes	13,797	16,254	38,593	37,994
Provision/(credit) for taxes	2,287	284	7,343	5,071

Net income	$11,510	$15,970	$31,250	$32,923

Earnings per share:
Basic	$0.19	$0.25	$0.51	$0.49
Diluted	$0.19	$0.24	$0.50	$0.47

Weighted average number of shares:
Basic	61,233	63,726	61,432	67,692
Diluted	61,727	66,347	62,253	69,612

SEMTECH CORPORATION CONSOLIDATED BALANCE SHEETS
(Table in thousands)

	October 26,	January 27,
	2008	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$147,254	$172,889
Temporary investments	91,252	36,142
Receivables, less allowances	35,866	32,975
Inventories	32,401	28,902
Deferred income taxes	4,251	4,350
Other current assets	5,569	16,326
Total Current Assets	316,593	291,584

Property, plant and equipment, net	31,895	30,569
Long-term investments	6,707	4,366
Other assets	5,210	6,986
Goodwill	32,418	32,418
Other Intangibles	2,364	3,182
Deferred income taxes	26,471	26,307
Total Assets	$421,658	$395,412

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$18,211	$13,922
Accrued liabilities	18,210	18,843
Deferred revenue	2,370	1,466
Deferred income taxes	1,439	1,501
Income taxes payable	2,411	290
Total Current Liabilities	42,641	36,022

Other long-term liabilities	5,307	7,169
Accrued Taxes	3,531	3,400
Deferred income taxes - Non Current	106	111

Shareholders’ equity	370,073	348,710
Total Liabilities & Equity	$421,658	$395,412

SEMTECH CORPORATION Supplemental Information - Notes to Consolidated GAAP Statements of Income (Table in thousands - except per share amounts)

	Three Months Ended		Nine Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007
Stock Option Expense	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cost of sales	$382	$379	$1,168	$871
Selling, general and administrative	2,475	2,627	8,859	6,705
Product development and engineering	979	994	3,062	2,848
Total stock-based compensation	$3,836	$4,000	$13,089	$10,424

SEMTECH CORPORATION RECONCILIATION OF GAAP TO NON-GAAP GROSS PROFIT: (Table in thousands - except per share amounts)

	Three Months Ended		Nine Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Gross profit, as reported (GAAP)	42,651	$42,861	126,237	$113,104

Adjustments to GAAP gross profit:
Stock-based compensation expense	382	379	1,168	871

Non-GAAP Gross profit	$43,033	$43,240	$127,405	$113,975

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME: (Table in thousands - except per share amounts)

	Three Months Ended		Nine Months Ended
	October 26,	October 28,	October 26,	October 28,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Income, as reported (GAAP)	$11,510	$15,970	$31,250	$32,923

Adjustments to GAAP net income:
Acquisition related items	273	276	818	827
Insurance related legal expenses	-	416	-	915
Option and restatement related expenses	611	787	1,101	3,738
Stock based compensation expense	3,836	4,000	13,089	10,424
Land Sale	-	-	-	(1,300)
Restructuring cost	-	-	2,310	-
Associated tax effect	(1,372)	(2,069)	(4,901)	(5,036)

Net Income on a Non-GAAP basis	$14,858	$19,380	$43,667	$42,491

Diluted GAAP earnings per share	$0.19	$0.24	$0.50	$0.47
Adjustments per above	$0.05	$0.05	$0.20	$0.14
Diluted non-GAAP earnings per share	$0.24	$0.29	$0.70	$0.61

CONTACT:
Semtech Corporation
Todd German, Investor Relations, 805-480-2004